ROCKY BRANDS, INC.

Company Contact:	Tom Robertson
Chief Financial Officer
(740) 753-1951

Investor Relations:	ICR, Inc.
Brendon Frey
(203) 682-8200

Rocky Brands, Inc. Announces Second Quarter 2017 Results

Second Quarter Diluted EPS Improved to $0.20

Funded Debt Decreased 63.3% Year-over-Year to $8.6 Million

NELSONVILLE, Ohio, July 25, 2017 – Rocky Brands, Inc. (NASDAQ: RCKY) today announced financial results for its second quarter ended June 30, 2017.

Second Quarter 2017 Sales and Income
Second quarter net sales were $58.5 million compared to $62.6 million in the second quarter of 2016. The Company reported second quarter net income of $1.5 million, or $0.20 per diluted share compared to a net loss of $1.8 million, or ($0.23) per diluted share in the second quarter of 2016.

Net sales were $121.5 million compared to $120.1 million for the six months ended June 30, 2017 and 2016, respectively. The Company reported net income of $3.0 million, or $0.40 per diluted share compared to a net loss of $2.0 million, or ($0.26) per diluted share for the six months ended June 30, 2017 and 2016, respectively.

Jason Brooks, President and Chief Executive Officer, commented, “The significant increase in second quarter profitability year-over-year reflects the work we have done to create a more efficient company.  Through enhancements to our production facility in Puerto Rico along with a number of organizational changes aimed at reducing our expense structure we were able to improve operating profit by nearly $4.8 million. Equally important, we continued to see signs of stabilization in our branded wholesale business.  Although wholesale sales decreased in the quarter, in part due to the discontinuation of a low margin private label program, we achieved higher gross margins due to less promotional sales as well as the discontinuation of the private label program.  We are continuing to focus on designing and delivering high quality branded products which support higher gross margins.”

“Looking ahead, I am encouraged by the outlook for Rocky Brands,” continued Brooks.  “With Rocky, Georgia Boot and Durango, we have a great portfolio of brands that hold leadership positions in their respective categories and provide compelling growth opportunities for our wholesale segment. At the same time, our retail model is uniquely situated to directly and efficiently serve the footwear needs of America’s manufacturing and labor based businesses. Finally, the expansion of our domestic manufacturing capabilities is allowing us to bid on and win an increasing amount of military contracts and produce footwear at better margins. The entire organization is committed to executing our growth and profit improvement strategies and delivering greater value to shareholders over the long-term.”

Second Quarter Review

Net sales for the second quarter decreased 6.6% to $58.5 million compared to $62.6 million a year ago. Wholesale sales for the second quarter decreased 10.5% to $37.1 million compared to $41.5 million for the same period in 2016. Retail sales for the second quarter increased 5.8% to $11.0 million compared to $10.4 million for the same period last year. Military segment sales for the second quarter were $10.3 million compared to $10.7 million in the second quarter of 2016.

Gross margin in the second quarter of 2017 increased to $18.2 million, or 31.1% of sales, compared to $16.3 million, or 26.0% of sales, for the same period last year. The 510 basis point increase was driven by a significant improvement in both wholesale segment and military segment margins.

Selling, general and administrative (SG&A) expenses decreased to $15.9 million, or 27.2% of net sales, for the second quarter of 2017 compared to $18.8 million, or 30.1% of net sales, a year ago. The $2.9 million decrease in SG&A expenses was primarily related to lower compensation expense following the workforce reductions in the second half of 2016.

Income from operations was $2.3 million, or 3.9% of net sales compared to a loss from operations of $2.5 million a year ago.

Interest expense was $80,000 for the second quarter of 2017, versus $142,000 for the same period last year.

The Company’s funded debt decreased $14.9 million, or 63.3% to $8.6 million at June 30, 2017 versus $23.5 million at June 30, 2016.

Inventory at June 30, 2017 decreased 12.8% to $76.3 million compared to $87.6 million on the same date a year ago.

Conference Call Information
The Company’s conference call to review second quarter 2017 results will be broadcast live over the internet today, Tuesday, July 25, 2017 at 4:30 pm Eastern Time. The broadcast will be hosted at http://www.rockybrands.com.

About Rocky Brands, Inc.
Rocky Brands, Inc. is a leading designer, manufacturer and marketer of premium quality footwear and apparel marketed under a portfolio of well recognized brand names including Rocky®, Georgia Boot®, Durango®, Lehigh®,

Creative Recreation®, and the licensed brand Michelin®.

Safe Harbor Language

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities and Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding intent, beliefs, expectations, projections, forecasts, and plans of the Company and its management and include statements in this press release regarding outlook (paragraph 4). These forward-looking statements involve numerous risks and uncertainties, including, without limitation, the various risks inherent in the Company’s business as set forth in periodic reports filed with the Securities and Exchange Commission, including the Company’s annual report on Form 10-K for the year ended December 31, 2016 (filed March 9, 2017) and quarterly report on Form 10-Q for the quarter ended March 31, 2017 (filed May 5, 2017). One or more of these factors have affected historical results, and could in the future affect the Company’s businesses and financial results in future periods and could cause actual results to differ materially from plans and projections. Therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the Company, or any other person should not regard the inclusion of such information as a representation that the objectives and plans of the Company will be achieved. All forward-looking statements made in this press release are based on information presently available to the management of the Company. The Company assumes no obligation to update any forward-looking statements.

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	June 30, 2017	December 31, 2016	June 30, 2016
	Unaudited	Audited	Unaudited

ASSETS:

CURRENT ASSETS:
Cash and cash equivalents	$2,665,148	$4,480,505	$2,470,576
Trade receivables – net	39,952,038	40,844,583	42,188,601
Other receivables	687,851	688,251	587,779
Inventories	76,314,721	69,168,442	87,555,956
Income tax receivable	-	1,243,678	2,179,525
Prepaid expenses	2,085,839	2,354,107	2,886,973
Total current assets	121,705,597	118,779,566	137,869,410
FIXED ASSETS – net	25,610,927	26,511,493	27,896,273
IDENTIFIED INTANGIBLES	33,351,030	33,415,694	36,481,414
OTHER ASSETS	227,720	232,509	245,934
TOTAL ASSETS	$180,895,274	$178,939,262	$202,493,031

LIABILITIES AND SHAREHOLDERS' EQUITY:

CURRENT LIABILITIES:
Accounts payable	$17,475,226	$11,589,040	$21,892,208
Accrued other expenses:	7,584,956	6,130,871	7,380,567
Total current liabilities	25,060,182	17,719,911	29,272,775
		-
LONG TERM DEBT	8,618,697	14,584,008	23,503,226
DEFERRED INCOME TAXES	10,464,435	11,365,800	11,968,791
DEFERRED LIABILITIES	181,737	176,219	227,345

TOTAL LIABILITIES	44,325,051	43,845,938	64,972,137

SHAREHOLDERS' EQUITY:
Common stock, no par value;
25,000,000 shares authorized; issued and outstanding June 30, 2017 - 7,441,851; December 31, 2016 - 7,421,455; June 30, 2016 - 7,481,022	69,449,917	69,291,637	69,890,665
Retained earnings	67,120,306	65,801,687	67,630,229

Total shareholders' equity	136,570,223	135,093,324	137,520,894

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$180,895,274	$178,939,262	$202,493,031

Rocky Brands, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2017	2016	2017	2016
	Unaudited	Unaudited	Unaudited	Unaudited

NET SALES	$58,454,954	$62,560,094	$121,527,907	$120,090,039

COST OF GOODS SOLD	40,291,433	46,296,834	83,616,306	84,915,887

GROSS MARGIN	18,163,521	16,263,260	37,911,601	35,174,152

SELLING, GENERAL AND
ADMINISTRATIVE EXPENSES	15,904,935	18,807,595	33,286,844	37,939,489

INCOME (LOSS) FROM OPERATIONS	2,258,586	(2,544,335)	4,624,757	(2,765,337)

OTHER INCOME AND (EXPENSES):
Interest expense, net	(80,096)	(142,215)	(170,489)	(278,191)
Other, net	32,693	19,221	22,856	86,749
Total other income and (expenses), net	(47,403)	(122,994)	(147,633)	(191,442)

INCOME (LOSS) BEFORE INCOME TAXES	2,211,183	(2,667,329)	4,477,124	(2,956,779)

INCOME TAX EXPENSE (BENEFIT)	752,000	(908,000)	(1,522,000)	(1,006,000)

NET INCOME (LOSS)	$1,459,183	$(1,759,329)	$2,955,124	$(1,950,779)

INCOME (LOSS) PER SHARE
Basic	$0.20	$(0.23)	$0.40	$(0.26)
Diluted	$0.20	$(0.23)	$0.40	$(0.26)

WEIGHTED AVERAGE NUMBER OF
COMMON SHARES OUTSTANDING
Basic	7,442,000	7,530,579	7,438,000	7,556,873
Diluted	7,445,268	7,530,579	7,441,514	7,556,873